Exhibit 99.1

Atlantic Power Corporation Announces Election of Directors and Results of Annual and Special Meeting of Shareholders

DEDHAM, MASSACHUSETTS – June 19, 2020 – Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced that the nominees listed in the management information circular and proxy statement for the 2020 Annual and Special Meeting of Shareholders (the “Annual Meeting”) held on June 17, 2020 were elected as directors of the Company. Detailed results of the votes by proxy for the election of directors held at the virtual Annual Meeting are set out below.

Nominee	Votes For	% For	Votes Withheld	% Withheld
R. Foster Duncan	52,371,896	91.70%	4,738,952	8.30%
Kevin T. Howell	55,251,141	96.74%	1,859,708	3.26%
Danielle S. Mottor	55,796,378	97.70%	1,314,471	2.30%
Gilbert S. Palter	55,765,345	97.64%	1,345,403	2.36%
James J. Moore, Jr.	55,870,700	97.83%	1,240,149	2.17%

An amendment to the Company’s sixth amended and restated long-term incentive plan was approved at the Annual Meeting. In connection with the amendment, the Company relied on an exemption from certain requirements of the Toronto Stock Exchange (“TSX”) under section 602.1 of the TSX Company Manual.

Shareholders also approved, by non-binding advisory vote, the Company’s executive compensation for 2019. In addition, shareholders approved the appointment of KPMG LLP to serve as the Company’s auditors for 2020.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term power purchase agreements that have expiration dates ranging from 2020 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). Approximately 75% of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s common shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under "Atlantic Power Corporation" or on the Company's website.